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                                                                        10/07/97

                                GLOBALSTAR, L.P.
                             SUBSCRIPTION AGREEMENT

1. (a) Globalstar, L.P., a limited partnership with offices at 3200, Zanker Road, San Jose, California, U.S.A. organized under the laws of the State of Delaware (the "Partnership") for the purpose of developing, designing, deploying, owning and operating a worldwide low-earth orbit satellite-based digital telecommunication system ("the Globalstar System") which will, among other things, extend terrestrial telecommunications networks by radio frequency access to handhold and various other terminals. China Telecommunications Broadcast Satellite Corporation ("Chinasat" or "Subscriber") with offices at No.2 Xi Tu Cheng Road, Beijing, Peoples Republic of China, is an independent legal entity organized under the laws of China and is under the direct supervision of the Ministry of Posts and Telecommunications (MPT of CHINA) with responsibility for the development and operation of satellite telecommunication including mobile satellite telecommunication services. The Parties reached this agreement through negotiation based on the existing cooperation and the same propose to promote the development of Globalstar mobile telecommunication service. Meanwhile, (i) Whereas, in connection with this Subscription Agreement, Chinasat has signed the Founding Service Provider Agreement with Globalstar L.P., set forth attached as Exhibit 3. (ii) Whereas, Globalstar L.P. fully recognizes that Chinasat will play an important role on promoting Globalstar mobile telecommunication service in China. Chinasat will have the same right and obligation as other Limited Partners, based on Percentage Interest. (iii) Whereas, in connection with the execution of the Service Provider Agreement, Globalstar L.P. is willing to sell the Partnership Interests to Chinasat. (iv) Whereas, in connection with the execution of the Service Provider Agreement, Chinasat is willing to purchase the Partnership Interests from Globalstar L.P.
(v) Whereas, the China Telcom (Hong Kong) Group Limited is a Telecommunications company under the direct supervision of the Ministry of Posts and Telecommunications of China with offices at Hong Kong, and with responsibility for the development and operation of international telecommunication services. Subject to the Founding Service Provider Agreement dated November 11, 1996 and item 5(a) of Schedule X hereof, CHINASAT and Globalstar L.P. have agreed that the Subscription Agreement will be signed by the China Telcom (Hong Kong) Group Limited and Globalstar L.P. The parties hereby agree: Globalstar L.P. has agreed to sell Chinasat $37.5 million Partnership Interests set forth on Schedule I and
Schedule II, for an amount in cash in U.S. dollars equal to the Agreed Contribution set forth on such Schedule I and the Agreed additional Contribution set forth on Schedule II (the "Agreed Contribution"). Attached hereto as Exhibit A is the Amended and Restated Agreement of Limited Partnership of Globalstar, L.P., dated as of December 31, 1994, as amended on March 6, 1996 (the "Partnership Agreement") and Exchange and Registration Rights Agreement pursuant to which Subscriber or its Affiliate shall become an Additional Limited Partner on the Closing Date (as hereinafter defined). Attached hereto as Exhibit 4 is Exchange and Registration Rights Agreement to be entered into by Chinasat, the Partnership and Globalstar Telecommunications Limited, a company organized under the laws of Bermuda ("the Exchange and Registration Rights


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Agreement") pursuit to which Subscriber or its Affiliate shall receive certain exchange and registration rights described therein. Capitalized terms not defined herein shall have the meanings set forth in the Partnership Agreement.

            (b) In addition to the sale to Subscriber of the Partnership Interests set forth on Schedule I to this Subscription Agreement, the Partnership hereby grants to Subscriber, on the terms and subject to the conditions set forth herein, an option (the "Option") to purchase the additional Partnership Interests set forth on Schedule II to this Subscription Agreement (the "Additional Partnership Interests") for an amount in cash in U.S. dollars equal to the Agreed Additional Contribution set forth on, such Schedule II (the "Agreed Additional Contribution")

                  (i) The Option is not currently exercisable and shall not
            become exercisable prior to the date on which all of the conditions to exercise shall have been satisfied (the "Satisfaction Date"). The following are the conditions to exercise the Option:

                        (a) Subscriber or an MPT Affiliate shall have purchased
            the Partnership Interests set forth on Schedule I to this Subscription Agreement.

                        (b) The Service Provider Agreement is in full force and
            effect.

                        (c) Subscriber shall have commenced Globalstar mobile
            telecommunications services in China on the Full Service Date (as defined in the Service Provider Agreement) and revenues from such service shall have exceeded certain target revenue levels in accordance with the MOA signed in April of 1996.

                  (ii) The Option shall be exercisable in whole, but not in
            part, on or after the Satisfaction Date through the date that is 30 calendar days after the Satisfaction Date the "Exercise Period. Subscriber may exercise the Option during the Exercise Period by delivering a written notice to the Partnership of Subscriber's election to exercise (the "Exercise Notice"). Upon receipt of the Exercise Notice, the Partnership shall, within 30 calendar days, cause to be prepared a subscription agreement, substantially in the form of this Subscription Agreement (the "Additional Partnership Interest Subscription Agreement"), relating to the purchase of the Additional Partnership Interests underlying the Option, which shall be promptly executed and delivered by the Partnership and Subscriber. The Partnership shall sell and Subscriber shall purchase the Additional Partnership Interests for an amount in cash in U.S. dollars equal to the Agreed Additional Contribution in accordance with the Additional Partnership Interest Subscription Agreement, where as closing shall be held no later than 30 days following the day for additional Partnership Interest Subscription Agreement is delivered by the Partnership to Chinasat for execution.

2. Subscriber acknowledges that the subscription for the Partnership Interests set forth on Schedule I to this Subscription Agreement is irrevocable and subject only to the conditions set forth in Section 10 hereof (the "Closing Conditions").


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3. Subject to Section 10 hereof, Subscriber shall pay to the Partnership on
November 24, 1997 or on such later date as the Partnership may specify in writing to Subscriber (the "Closing Date") an amount in cash in U.S. dollars equal to the Agreed Contribution set forth on Schedule I to this Subscription Agreement. Subscriber shall pay the Agreed Contribution by wire transfer of same day funds to [Bank of America, Chicago, Illinois ABA #071000039, for the account of Globalstar L.P. #79-10061]

4. (Reserved)

5. Subscriber represents and warrants to the Partnership as follows:

                  (a) The Partnership Interests are being acquired by Subscriber for investment purposes only and not as a nominee or agent for the benefit of any other person, and Subscriber has no current intention of distributing, reselling or assigning the Partnership Interests or any part thereof other than as set forth in item 5(a)to Schedule X hereto.

                  (b) Subscriber understands that the Partnership Interests have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under the laws of any jurisdiction, and that the Partnership does not contemplate and is under no obligation to register the Partnership Interests except pursuit to the Exchange and Registration Rights Agreement. Subscriber understands and agrees further (i) that the Partnership Interests must be held indefinitely unless the Partnership Interests are subsequently registered under the 1933 Act or other applicable laws or an exemption from registration under the 1933 Act or other applicable laws covering the sale of Partnership Interests is available, and (ii) that, even if an exemption from the 1933 Act or other applicable laws is available, the assignability and transferability of the Partnership Interests will be governed by the Partnership Agreement, which imposes substantial restrictions on transfer. Subscriber understands that legends stating that the Partnership Interests have not been registered under the 1933 Act and setting out or referring to the restrictions on transferability and sale of the Partnership Interests will be placed on all documents evidencing the Partnership Interests.

                  (c) Subscriber has been furnished and has carefully read the
            Partnership Agreement, the Form 10-K for the years ended December 31, 1995 and 1996 and l0-Q for the quarters ended March 31, 1997 and June 30, 1997 of GTL (the "GTL 10-K and l0-Q"), GTL's proxy statement for its 1996 Annual Meeting (the "GTL Proxy Statement"), and the Offering Memorandum of GTL dated February 29, 1996, relating to the issuance by GTL of 6.5% Convertible Preferred Equivalent Obligations due 2006 (the "GTL Offering Memorandum," and together with the GTL 10-K and the GTL Proxy Statement, the "GTL Disclosure Documents").

                  (d) Subscriber is aware that: (i) an investment in the
            Partnership involves a degree of risk and (ii) no Federal or state agency has approved or disapproved the Partnership Interests nor has any such agency passed upon the accuracy or adequacy of the Memorandum.


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                  (e) Subscriber has sufficient financial resources available to support the loss of all or a portion of Subscriber's investment in the Partnership, and is able to bear the economic risk of the investment.

                  (f) Subscriber is sophisticated and experienced in investment matters, and, as a result, Subscriber is in a position to evaluate an investment in the Partnership.

                  (g) Subscriber has been furnished any and all materials
            Subscriber has requested relating to the Partnership or the offering of Partnership Interests and Subscriber has been questions of afforded the opportunity to ask representatives of the Partnership concerning the terms and conditions of the offering and to obtain any additional information necessary to verify the accuracy of any representations or information appearing in the Partnership Agreement or the GTL Disclosure Documents.

                  (h) Subscriber has relied only on the Partnership Agreement, the Exchange and Registration Rights Agreement, the GTL Disclosure Documents, the representations and warranties set forth in Section hereto and any other material set forth in item 5(h) to Schedule X hereto in determining to invest in the Partnership.

                  (i) Subscriber is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the 1933 Act.

                  (j) Subscriber has: (i) duly taken any and all action
            necessary to authorize Subscriber's execution, delivery and performance of this Subscription Agreement in accordance with its terms and (ii) validly executed and delivered this Subscription Agreement. This Subscription Agreement constitutes the valid and binding obligation of Subscriber, enforceable in accordance with its terms. The execution and delivery of this Subscription Agreement do not and will not, and the performance of the Subscription Agreement, upon obtaining all required approvals by the People's Republic of China and any other governmental authority having jurisdiction over Subscriber, each of which is set forth on Schedule III hereto (collectively, the "Required Governmental Approvals"), will not (i) violate any provisions of law, statute, rule or regulation to which Subscriber is subject or any order, decree or judgment applicable to Subscriber or (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under, any term or condition of any indenture, agreement or other instrument to which Subscriber is a party or by which it or any of its properties or assets is bound or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Subscriber.

                  (k) Subscriber's fiscal year ends on December 31 and
            Subscriber understands and agrees that it shall not attempt to transfer its interests hereunder unless it shall have first obtained information relating to the transferee's fiscal year.

                  (l) To the representations and warranties, if any, set forth in item 5(1) to Schedule X hereto.


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6. The Partnership represents, warrants and covenants to Subscriber as follows:

                  (a) The Partnership has been duly formed, is validly existing and in good standing under the laws of the State of Delaware, and has all requisite partnership power and authority to conduct the business in which it proposes to engage as described in the Partnership Agreement and Exchange and Registration Rights Agreement (a complete and correct copies of which have been furnished to Subscriber) and to enter into this Subscription Agreement and perform its obligations hereunder.

                  (b) The Partnership Agreement has been duly executed and
            delivered by the General Partners and, assuming the valid authorization, execution and delivery of the Partnership Agreement by the Limited Partners, will, as to each of such Limited Partners, constitute a legal, valid and binding agreement, enforceable in accordance with its terms. The execution and delivery of this Subscription Agreement and Exchange and Registration Rights Agreement and the issuance of Partnership Interests contemplated hereby will not conflict with or result in any violation of or default under any of the provisions of the Partnership Agreement, or any agreement or other instrument to which the Partnership is a party or by which the Partnership or any of its respective properties are bound, or any permit, franchise, judgment, decree, statute, rule or regulation applicable to the Partnership or its business or its respective properties. The Partnership Interest to be issued and sold to the Subscriber pursuant to this Subscription Agreement and the Partnership Agreement have been duly and validly authorized, and when issued and delivered in accordance with the terms of the Subscription Agreement, will be validly issued, fully paid and will constitute valid and binding obligations of the Partnership.

                  (c) Neither the Partnership nor anyone acting on its behalf of the Partnership has taken or will take any action that would subject the issuance and sale of Partnership Interests to the registration and prospectus delivery provisions of the Securities Act of ,1933, as amended.

                  (d) The Partnership is not required to register as an
            "investment company" under the Investment Company Act of 1940, as amended.

                  (e) This Subscription Agreement, the Partnership Agreement,
            the Exchange and Registration Rights Agreement do not, to the best knowledge of the Partnership, as of the date hereof, and the GTL Disclosure Documents as of their respective dates do not, to the best knowledge of the Partnership, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (f) Since March 31, 1997, there has not been any occurrence, development or change that has had, either alone or together with all such occurrences, developments or changes, a material adverse effect on the Partnership.


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                  (g) The Partnership has acquired or will acquire rights from
            QUALCOMM subject and pursuant to terms and conditions of the QUALCOMM Development Agreement (including but not limited to the royalty provisions contained therein). The Partnership has acquired or will acquire rights from SS/L pursuant to the Satellite Contract and/or (on a royalty-free non-exclusive license basis) from Loral ("Loral") and its Affiliates, Space & Communication Ltd., to use all of the intellectual property rights owned by such parties which the Partnership deems necessary to license or acquire or use in regard to the design, development, deployment and operation of the Globalstar System, Gateways (as such term is defined in the Service Provider Agreement) and compatible handsets for the effectuation of the Partnership's Business Plan. The Partnership has received no notice that the name and trademark "GLOBALSTAR" or any of the intellectual property rights described above infringe upon any patent or copyright, violate a patent license, copyright registration or any pending application relating thereto or conflict with or violate any trademark or trade secret right of any person except for such infringement, violation or conflict which would not have a material adverse effect on the Partnership or its business. No licenser who has granted material technology or intellectual property rights to the Partnership and who is an Affiliate of the General Partner or an Upper Tier Partner may terminate or modify in any materially adverse way any material license granted to the Partnership, even if such licensor were no longer to be an Affiliate of the General Partner or of an Upper Tier Partner or if the General Partner withdrew or was removed from or transferred all or part of its interest in the Partnership or any Upper Tier Partner withdrew or was removed from or transferred all or part of its interest in any Upper Tier Partnership or if the Partnership were dissolved. The General Partner will not, and will not permit any of its Affiliates, including SS/L to, utilize any of the intellectual property created pursuant to the Satellite Contract in support of any competing Mobile Satellite Service (as defined by the FCC).

                  (h) There are no actions, suits or proceedings pending or, to the knowledge of the Partnership, threatened against or affecting the Partnership or any property of the Partnership in any court or before any arbitrator of any kind or before or by any governmental authority which in the aggregate, if adversely determined, would have a material adverse effect on the Partnership or the business of the Partnership.

                  (i) Upon the grant by the FCC to Loral/QUALCOMM Partnership,
            L.P. ("LQP") as successor to Loral Qualcomm Satellite Services, Inc., of the license to operate the Globalstar System, as discussed in the REGULATION" section of the GTL Offering Memorandum, LQP will utilize such license exclusively through, and for the exclusive benefit of, the Partnership without further consideration other than the partnership awarded in respect of rights granted under this covenant. To the best of the Partnership s knowledge, Affiliates of the Partnership, including Loral, have provided to the FCC sufficient evidence of Loral's financial resources and its endorsement of the Globalstar project to meet the financial qualification requirements for the grant of the FCC Applications, and will continue to submit such future financial information required by the FCC and will not retract the commitments heretofore made to the FCC. Having due regard for


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            the FCC Notice of Proposed Rulemaking, dated January 19, 1994, the
            Partnership is not aware of any reason why the grant of the FCC Applications is unlikely.

7. This agreement shall be executed on the date set forth below. Chinasat will not become a Limited Partner until the Closing Date. Chinasat shall have the same rights and obligations defined in the Partnership Agreement and Exchange and Registration Rights Agreement as other existing Limited Partners after the Closing Date, based on its Percentage Interest in Globalstar L.P.

8. Subscriber acknowledges receipt of the Partnership Agreement and the GTL Disclosure Documents, and Subscriber and the General Partners specifically accept, adopt and agree to each and every provision of the Partnership Agreement. The Partnership Interests subscribed for and in this Subscription Agreement will not be deemed issued, or owned by subscriber until the Partnership Agreement is amended to include subscriber as a Limited Partner as contemplated by Section 10(e) hereto on or prior to the Closing Date.

9. Subscriber (or its Affiliate) and the Partnership have entered into the founding Service Provider Agreement, in connection with this Subscription Agreement, in the form attached hereto as Exhibit 3.

10. The obligations of the Partnership and Subscriber to consummate the transactions contemplated by this Subscription Agreement are subject to the following conditions:

                  (a) Subscriber shall have obtained all Required Governmental
            Approvals (as indicated in Schedule III attached hereto);

                  (b) the representations and warranties of each of the
            Partnership and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects when made at and as of the Closing Date;

                  (c) Subscriber shall have received favorable opinions of
            counsel, dated the Closing Date, from Willkie Farr & Gallagher, substantially in the forms of Exhibit 1 and 2 hereto;

                  (d) The Partnership shall have received the Consent of the
            Partners (as defined in the Partnership Agreement), with respect to the admission of Subscriber as a Limited Parter prior to or on the Closing Date.

                  (e) Each of the Partnership Agreement and the Exchange and
            Registration Right Agreement shall have been amended (i) to reflect the admission of the Subscriber as a Limited Partner and (ii) The Subscriber shall be in entitled to all of the rights of a Limited Partner, set forth in the Partnership Agreement. Concurrently with the closing, Chinasat, the Partnership and GTL shall have executed the Exchange and Registration Rights Agreement prior to or on the Closing Date; and

                  (f) the additional conditions, if any, set forth in item 10(d)
            of Schedule X.


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11. Each party hereto represents that no person or firm acting on behalf of such party or under such party's authority is or will be entitled to any broker's or finder's fees or commissions or similar fees directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated herein.

12. Subscriber recognizes that the sale of the Partnership Interests to Subscriber is based upon its representations and warranties as set forth herein, and hereby agrees to indemnify the Partnership, the General Partners and the partners, employees, agents and representatives of the Partnership and the General Partner and their respective partners, employees, agents and representatives harmless from and against all liability, damage, cost or expenses (including reasonable attorneys' fees) (i) arising as a result of the sale or distribution of the Partnership Interests or any part thereof or interest therein, by the Subscriber in violation of the 1933 Act or other applicable law, including other federal and state securities laws, or (ii) which the Partnership, the General Partner and their respective partners, directors, employees, agents and representatives may incur by reason of any material breach of such warranties and representations by the Subscriber or any inaccuracy or other deficiency in the information provided by the Subscriber.

13. The Partnership recognizes that the purchase of the Partnership Interests by Subscriber is based upon the Partnership's representations and warranties in this Subscription Agreement, and hereby agrees to defend and indemnify Subscriber its Affiliates and their respective directors, officers, employees, agents and representatives against any and all liability, damage, cost or expense (including reasonable attorneys' fees) which Subscriber or its Affiliates or their respective directors, officers, employees, agents or representatives may incur in excess of $100,000, in the aggregate, by reason of any material breach of such representations and warranties of the Partnership.

14. Such representations and warranties will survive for one year following the date hereof (provided that the representations and warranties contained in paragraphs (e) and (I) (other than the first sentence of paragraph (i)) of
Section 6 shall survive until the first anniversary of the Globalstar In-Service Date, the representations and Warranties contained in Section 6 (h) herein shall Survive until the first anniversary of the date of discovery of any breach thereof by Subscriber and the representations and warranties contained in
Section 6(g) and the first sentence of Section 6 (i) of section 5 shall survive indefinitely), after which time they shall be of no further force or effect, except with respect to claims asserted prior to such date.

15. This Subscription Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware, U.S.A., without giving effect to the conflicts of laws provisions thereof.

16. The dispute resolution provision of the Partnership Agreement contained in
Article 15.10 thereof shall apply to this Subscription Agreement.

17. This Subscription Agreement will have two versions, one in English and one in Chinese, both will be effective upon signing by the Parties.

18. Except as set forth in. item 18 of Schedule X hereto, neither party shall assign delegate any of the obligations or rights (including the Option) created under this Subscription Agreement without the prior written consent of the other party except to an Affiliate, provided


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that no such assignment will relieve Subscriber of any of its obligations hereunder. This Subscription Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns

19. Except as otherwise expressly provided in this Subscription Agreement, all legal and other fees, costs and expenses incurred in connection with this Subscription Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

20. This Subscription Agreement, and the documents referenced herein, represents the entire agreement and understanding of the parties hereto with reference to the transactions set forth herein.

21. The waiver by any party hereto of a breach of any provision of this Subscription Agreement shall not Operate or be construed as a waiver of any subsequent breach, whether or not similar. This Subscription Agreement may be amended, modified or supplemented only by a written instrument executed by the parties through friendly negotiation hereto.

22. All notices, requests, demands or other communications provided herein shall be made in writing and shall be deemed to have been duly given if delivered personally, telecopied or sent by registered or certified first class mail, postage prepaid, as follows: (a) if to the Partnership, to it at the address shown on the first page hereof; and (b) if to Subscriber to it at the address shown on Schedule I hereto or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of delivery or telecopy on the third business day after the mailing thereof.

23. The terms and conditions set forth on Schedule X hereto shall be deemed to be incorporated herein and made part of this Subscription Agreement and shall supersede any inconsistent provisions hereof.


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24. Subscriber has executed this Subscription Agreement on the date set forth below.

Date:  Oct. 24, 1997

                                              CHINA TELECOM (HONG KONG) GROUP
                                              LIMITED

                                              By      /s/ Chen Zhaobin
                                              Name:   Chen Zhaobin
                                              Title:  President

Accepted:

GLOBALSTAR, L.P.

By: /s/ Tony Navarra
Name:   Tony Navarra
Title:  Executive Vice President


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                                  SCHEDULE - I

Name of Subscriber:
China Telecommunications Broadcast Satellite Corporation

Address:
No.2, Xi Tu Cheng Road
Beijing 100088, People's Republic of China

Telecopier #-.

937,500 Partnership Interests
Agreed Contribution: $18.75 million


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                                   SCHEDULE II

                                     OPTION

Name of Subscriber:

China Telecommunications Broadcast Satellite Corporation

937.500  Additional Partnership Interests*

Agreed Additional Contribution:     $18.75 million

* In the event of any reclassification, recapitalization, combination or exchange of Partnership Interests in the Partnership or other similar events after the date of this Subscription Agreement, the number and form of additional Partnership Interests to be purchased shall adjusted appropriately.


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